Exhibit 99.1

June 22, 2012

Dear McEwen Mining Shareholders,

Please find below the El Gallo Complex development update and the McEwen Mining community story.

Construction of Phase One at El Gallo is nearing completion and gold production is to commence on time and budget, in Third Quarter.

Key development highlights over the past two weeks are:

• Heap leach construction 75% complete

• Process plant construction 90% complete

• Mining at Samaniego open pit continues

• Generators for the crushers have been installed

• Crushers assembly nears completion

To view the El Gallo Development Photo Update, please click here.

To view the McEwen Mining Community Story, please click here.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto ON M5J 2T3
Toll Free: (866) 441-0690	P.O. Box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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 Argentinian Success: Family Passion Turns Big Business Caterwest is a family owned business founded in 1994, after recognizing the need for mining companies to efficiently operate in remote locations of Argentina. Knowledge derived from a long family history exploring the country, the Ossa Family now enables operations to be 100% self-sufficient in some of the most difficult areas like the Andes Mountains. The company has since become a pioneer in providing full catering and accommodation services to Argentina’s mining industry. McEwen Mining (then Minera Andes Inc.) first began exploring in Argentina in the early 1990’s because: 1) it was underexplored relative to many other jurisdictions around the world; 2) demonstrated good geologic potential; 3) was home to very large deposits. However, as the Los Azules project commenced in 1994, McEwen Mining continuously struggled with the logistical nuances of operating in a remote location that lacked common infrastructure. “We were one of the only families experienced in Argentina’s remote areas, and recognized this was a great opportunity to help foreign companies while transforming our knowledge into a business”, said Martin Ossa, General Manager. Caterwest was immediately able to identify and implement cost-effective solutions to McEwen Mining’s numerous headaches. They were able to provide meals, shelter, and transportation and Caterwest’s staff remained on standby should further issues be encountered. “Trusting your team would be well-fed and safe from the elements while focusing exclusively on finding the next big discovery was a tremendous advantage for our management team”, said Andrew Elinesky, V.P. Argentina. After several successful exploration campaigns between McEwen Mining and Caterwest, it became apparent this business model could be replicated not only with other companies, but also provinces within Argentina. McEwen Mining encouraged this business development and continues to recommend Caterwest to both foreign and local firms working throughout the country. “We were a small family from San Juan with roots, passion for the outdoors, and a dream. This business has grown well beyond our imagination”, said Martin Ossa, General Manager. Caterwest has evolved over the years. Initially, they started with extreme exploration facilities: offering mule rentals, light camps, expert guides, and 4X4 truck rentals. Two decades later, Caterwest employs over 200 people providing a number of new services including: laundry, installation of waste treatment plants, radio/cellphone communication abilities, and a vast range of camp designs catering to many unique requirements. McEwen Mining has proudly witnessed Caterwest grow from a small family run venture into a very successful business. Their hard work, unique passion, and strong values have been a true inspiration to us and we are gracious to have been part of their success! Contact Information: Jenya Meshcheryakova info@mcewenmining.com 1.866.441.0690 The Andes Range Camp

MUX El Gallo Complex Development Photo Update June 22, 2012 MCEWEN MINING

2 Heap leach construction 75% complete.

3 Process plant construction 90% complete.

4 Mining at Samaniego open pit continues.

5 Installing generators for the crushers.

6 Installing generators for the crushers.

7 Final assembly of the crushers.

8 Final assembly of the crushers.

9 Final assembly of the crushers.

MUX For further information please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 x 410 Toll Free: (866) 441- 0690 Fax: (647) 258-0408 Email: info@mcewenmining.com MCEWEN MINING